Office of the Chief Accountant Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

June 28, 2002


Dear Sir/Madam:

The representations made in this letter are based solely on discussions with and representations from the engagement partner on the audits of the financial statements of this registrant for the two most recent fiscal years. That individual is no longer with Arthur Andersen LLP. We have read paragraph 2 of "Change in Independent Public Accountants" in the NSAR filing dated July 1, 2002 of Legacy Growth Fund filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,



/s/ARTHUR ANDERSEN LLP

cc:  Paul Flaa, Firstar